WELLSFORD REAL PROPERTIES, INC
535 Madison Avenue, 26th Floor
New York, New York 10022

As of January 1, 2004

James J. Burns
390 Dogwood Lane
Manhasset, NY 11030

Re:      Your Employment Agreement dated July 1, 2001 (the "Employment Agreement")

Dear Jim:

This letter confirms our agreement to amend the terms of your Employment Agreement with Wellsford Real Properties, Inc. in accordance with the provisions set forth below (“Amendment”). Capitalized terms not defined in this Amendment shall have meanings ascribed to them in the Employment Agreement.

The specific amendment to the Employment shall be as follows:

1.     Paragraph 2 is deleted in its entirety and is replaced with the following:

        “The term of this Agreement shall commence as of the date hereof and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue up to and including, December 31, 2005. The term of this Agreement may be extended by the written agreement of you and the Company.”

2.     Paragraph 4 is deleted in its entirety and is replaced with the following:

        “You shall also be entitled to minimum bonuses of 50% of your base salary for 2004 and 2005. Any bonus payable to you in excess of the amounts set forth above shall be at the Company’s sole discretion. Any bonus payable to you shall be paid to you within 30 days of the end of the period for which the bonus is payable.”

Except as specifically set forth above, all terms and conditions contained in the Employment Agreement shall remain unmodified and in full force and effect.

If the foregoing accurately reflects your understanding of the provisions of your Employment Agreement that is being amended pursuant to this letter, please so indicate by signing in the space provided below.

Very truly yours,

/s/ Jeffrey H. Lynford Jeffrey H. Lynford President and Chief Executive Officer
ACCEPTED AND AGREED TO: /s/ James J. Burns James J. Burns

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